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February 29, 1996



Life & Annuity Trust
111 Center Street
Little Rock, Arkansas  72201

                 Re:      Life & Annuity Trust; Rule 24f-2 Notice
                          SEC File Nos. 33-70988; 811-8118

Ladies and Gentlemen:

                 Life & Annuity Trust (the "Trust") has requested our opinion in connection with the issuance to unmanaged separate accounts by the Trust of 9,326,411 interests, in the aggregate, of its Asset Allocation, Growth and Income, Money Market and U.S. Government Allocation Funds (collectively, the "Funds"). We understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

                 We have examined documents relating to the organization of the Trust and the authorization for registration and issuance of interests of each Fund. The opinion given below only relates to the law of the State of Delaware, the state in which the Trust was formed, and is subject to the condition that the Trust is in compliance with the provisions of any applicable laws, regulations and permits of any state or foreign country in which any interests of each Fund are sold.

                 Based upon and subject to the foregoing, we are of the opinion that:

                 The issuance of the above-referenced interests of each Fund to the unmanaged separate accounts has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Funds' current prospectuses under the Securities Act of 1933, the interests are legally issued, fully paid, and nonassessable.

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Life & Annuity Trust
February 29, 1996
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                 We consent to the submission of a copy of this opinion to the
Securities and Exchange Commission in connection with the filing of the Trust's Rule 24f-2 Notice for the year ended December 31, 1995, as contemplated in Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

                                     Very truly yours,



                                     MORRISON & FOERSTER LLP